Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MOUNTAIN CREST ACQUISITION CORP. IV,

CH AUTO INC.,

CH-AUTO MERGER SUB CORP.,

and

CH-AUTO TECHNOLOGY CORPORATION LTD.

Dated as of April 30, 2022

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TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

EXHIBITS

Exhibit A	SPAC Support Agreement
Exhibit B	Company Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Company Lock-up Agreement
Exhibit E	Form of Amended and Restated Articles of Memorandum and Articles of Association of Pubco
Exhibit F	Form of Registration Rights Agreement

SCHEDULES

Disclosure Schedules
Schedule I	Reorganization
Schedule 1.9	Officers of Pubco
Schedule 2.1(c)	List of Holders of Pubco Class B Ordinary Shares
Schedule 4.5	SPAC Promissory Notes
Schedule 5.2	Conduct of Business of the Company
Schedule 6.1(b)	Required Consents for Conduct of Business of SPAC
Schedule 7.2(e)	Approvals
Schedule 10.14(b)	Insiders
Schedule 10.14(c)	Specified Persons of the Company
Schedule 10.14(d)	Net Debt Calculation
Schedule 10.14(e)	Specified Permitted Liens

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 30, 2022, is entered into by and among Mountain Crest Acquisition Corp. IV, a Delaware corporation (“SPAC”), CH AUTO Inc., a Cayman Islands exempt company (“Pubco”), CH-AUTO Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pubco (“Company Merger Sub”), and CH-AUTO TECHNOLOGY CORPORATION LTD. (北京长城华冠汽车科技股份有限公司), a company organized under the Laws of the PRC (the “Company”). SPAC, Pubco, Company Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are used as defined in Section 10.14.

RECITALS:

WHEREAS, SPAC is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Pubco is a newly formed entity and was formed for the purpose of effecting a reorganization of the Company in the manner set forth on Schedule I (the “Reorganization”) and participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Company and the Surviving Corporation (as defined below);

WHEREAS, Pubco is a holding company for CCHG AUTOMOBILE TECHNOLOGY CO., LTD., which in turn directly owns all the issued and outstanding shares of CH-Auto (Hong Kong) Limited (“Ch-Auto HK”). Upon the Reorganization Closing, Ch-Auto HK will directly own no less than ninety percent (90%) of the then-issued and outstanding equity interests in the Company;

WHEREAS, Company Merger Sub is a newly incorporated Delaware corporation, wholly owned by Pubco, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, SPAC, Pubco, Company Merger Sub and the Company intend to effect a merger of SPAC with and into Company Merger Sub whereby SPAC will be the surviving corporation and a wholly owned subsidiary of Pubco (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Pubco has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of Pubco and its shareholders;

WHEREAS, the board of directors of Pubco has approved the Merger and adopted this Agreement as the sole stockholder of Company Merger Sub and has determined to recommend that the shareholders of Pubco adopt, authorize and approve this Agreement, the Merger and the Transactions;

WHEREAS, the board of directors of the Company has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of the Company and its shareholders;

WHEREAS, the board of directors of the Company has approved the Merger and adopted this Agreement;

WHEREAS, the board of directors of Company Merger Sub has approved the Merger and adopted this Agreement;

WHEREAS, the board of directors of Company Merger Sub has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of Company Merger Sub and its shareholders;

WHEREAS, the SPAC Board has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of SPAC and its stockholders;

WHEREAS, the SPAC Board has approved the Merger and adopted this Agreement and has determined to recommend that the stockholders of SPAC adopt, authorize and approve this Agreement, the Merger and the Transactions;

WHEREAS, Mountain Crest Holdings IV LLC (“Sponsor”) and the directors of SPAC, in their capacities as stockholders of SPAC, have entered into that certain support agreement in the form attached hereto as Exhibit A (the “SPAC Support Agreement”), pursuant to which such stockholders of SPAC agreed to, among other things, vote in favor of the Transactions and each of the SPAC Proposals;

WHEREAS, the Company and certain stockholders of the Company have each entered into that certain support agreement in the form attached hereto as Exhibit B (the “Company Support Agreement” and, together with the SPAC Support Agreement, the “Support Agreements”), pursuant to which such stockholders of the Company agreed to, among other things, vote in favor of each of the Transactions and the Merger; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that, taken together, the PIPE Financing (as defined below), the Reorganization, and the Merger will qualify as an exchange under Section 351 of the Code, and (b) it is intended that the Merger qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met) ((a) and (b) together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER; SPAC MERGER CONSIDERATION

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Company Merger Sub shall be merged with and into SPAC, (b) the separate corporate existence of Company Merger Sub shall thereupon cease, and SPAC shall be the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Pubco.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Organizational Documents of SPAC) of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by Pubco and SPAC. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

Section 1.3. Effective Time.

(a) Subject to the provisions of this Agreement, at the Closing, SPAC shall file a certificate of merger in the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(b) At the Effective Time, the Pubco Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of Pubco attached hereto as Exhibit E, and, as so amended and restated, shall be the Pubco Charter, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL.

Section 1.5. Effect of the Merger on SPAC Securities.

(a) SPAC Units. At the Effective Time, each SPAC Unit that is outstanding immediately prior to the Effective Time shall be automatically separated into its component securities and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit.

(b) SPAC Common Stock. At the Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 1.5(a) above, by virtue of the Merger and conditioned on the consummation of the Merger and without any action on the part of any party hereto or the holders of SPAC Common Stock, each share of SPAC Common Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Pubco Class A Ordinary Share without interest. As of the Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(c) SPAC Treasury Stock. Notwithstanding Section 1.5(b) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the Effective Time, such shares of SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(d) SPAC Rights. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Right, every SPAC Right that was issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. The holders of SPAC Rights instead will receive one-tenth (1/10) of one newly issued Pubco Class A Ordinary Share in exchange for the cancellation of each SPAC Right; provided that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share. As of the Effective Time, each SPAC Right Holder shall cease to have any other rights in and to SPAC.

(e) The SPAC Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pubco Ordinary Shares occurring prior to the date the SPAC Merger Consideration is issued.

Section 1.6. Capital Stock of Company Merger Sub. Each share of capital stock of Company Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of SPAC, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Company Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Company Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

Section 1.7. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) From and after the Effective Time and until further amended in accordance with applicable Law, the Certificate of Incorporation of Company Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “CH Autotech USA Inc.”

(b) From and after the Effective Time and until further amended in accordance with applicable Law, the bylaws of Company Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

Section 1.8. Post-Closing Board of Directors of Pubco. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of nine (9) natural Persons, among which one (1) Person shall be designated by Sponsor and eight (8) Persons shall be designated by the Company prior to the Closing. At least four (4) Persons of the Post-Closing Pubco Board shall qualify as independent directors under the Securities Act and Nasdaq rules, provided that the Parties shall ensure that the composition of the Post-Closing Pubco Board satisfies the applicable requirement for Pubco to qualify as a “foreign private issuer” (as defined in the Securities Act).

Section 1.9. Officers of Pubco. From and after the Effective Time, the executive officers of Pubco shall be those Persons set forth on Schedule 1.9 (or such other Persons as designated by the Company prior to the Closing). The officers of Pubco shall hold office for the term specified in, and subject to the provisions contained in, Pubco’s Organizational Documents and applicable Law.

Section 1.10. No Further Ownership Rights in SPAC Common Stock. At the Effective Time, the stock transfer books of SPAC shall be closed and thereafter there shall be no further registration of transfers of shares of SPAC Common Stock on the records of SPAC.

Section 1.11. Rights Not Transferable. The rights of the stockholders of SPAC as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law, (ii) in the case of a natural person, by will or the Laws of descent and distribution or (iii) in accordance with Section 2.4(d)). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 1.12. Taking of Necessary Action; Further Action. SPAC, Pubco, Company Merger Sub and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the directors and officers of Pubco, the Surviving Corporation and the Company are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.13. Tax Treatment. The Parties hereto agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the PIPE Financing, the Reorganization, and the Merger are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, and (c) with respect to the Merger qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met).

ARTICLE II

REORGANIZATION; COMPANY MERGER CONSIDERATION

Section 2.1. Pubco Reverse Stock Split; Conversion of Company Common Stock.

(a) Immediately after the Form F-4 Effective Date (as defined in Section 7.4) but no later than five (5) Business Days prior to the Closing, the Company shall deliver to Pubco and SPAC a schedule setting forth each stockholder and such stockholder’s respective percentage of the Company Merger Consideration (the “Equityholder Allocation Schedule”) determined pursuant to this Article II. If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Pubco and SPAC.

(b) Immediately after the delivery of the Equityholder Allocation Schedule as set forth in Section 2.1(a), by virtue of the Reorganization and without any action on the part of SPAC, Company Merger Sub, the Company, or their respective stockholders, Pubco shall conduct a reverse stock split (the “Pubco Reverse Stock Split”) of its then issued and outstanding Pubco Class A Ordinary Shares. At the effective time of the Pubco Reverse Stock Split, each Pubco Shareholder who holds Pubco Ordinary Shares immediately before the Pubco Reverse Stock Split (the “Pubco Reorganization Shareholder”) shall automatically receive the corresponding Company Merger Consideration as set forth in the Equityholder Allocation Schedule, without any change in the par value of $0.00001 per share, in exchange for all the Pubco Class A Ordinary Shares held by such Pubco Reorganization Shareholder immediately prior to the Pubco Reverse Stock Split. The corresponding Company Merger Consideration issued to each Pubco Reorganization Shareholder shall be equal to the product of (i) the number of Pubco Class A Ordinary Shares held by such Pubco Reorganization Shareholder immediately prior to the delivery of the applicable Equityholder Allocation Schedule multiplied by (ii) the Conversion Ratio.

(c) Concurrently with the Pubco Reverse Stock Split, by virtue of the Reorganization and without any action on the part of SPAC, Company Merger Sub, the Company, or their respective stockholders, Pubco shall issue to each Company Stockholder that participates in the Reorganization or each’s designee(s) (the “Company Reorganization Stockholders”) the corresponding Company Merger Consideration as set forth in the Equityholder Allocation Schedule at par value per share or other value as determined as part of the Reorganization by the board of directors of Pubco. The corresponding Company Merger Consideration issued to each Company Reorganization Stockholder shall be equal to the product of (i) the number of shares of Company Common Stock held by such Company Reorganization Stockholder on an as-converted and fully-diluted basis immediately prior to the delivery of the applicable Equityholder Allocation Schedule multiplied by (ii) the Conversion Ratio. The Company Reorganization Stockholders, other than those set forth on Schedule 2.1(c) who shall receive Pubco Class B Ordinary Shares, shall receive Pubco Class A Ordinary Shares.

(d) Immediately after the issuance of the Company Merger Consideration but before the Closing, Ch-Auto HK shall acquire all the shares of Company Common Stock held by each Company Reorganization Stockholder at par value or other value as determined by Ch-Auto HK and the Company Reorganization Stockholders. Upon the completion of the acquisition in the preceding sentence (“Reorganization Closing”), Ch-Auto HK shall directly own no less than ninety percent (90%) of the then-issued and outstanding equity interests in the Company representing no less than ninety percent (90%) of the voting rights of all the outstanding shares of Company Common Stock entitled to vote in the Company.

(e) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or the Pubco Ordinary Shares shall occur (other than the issuance of additional shares of capital stock of the Company or Pubco as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Conversion Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Pubco or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2. Net Debt Adjustment. Three (3) Business Days prior to the anticipated Closing Date (the date of such calculation, the “Net Debt Calculation Date”), the Company shall deliver to SPAC the calculation of Net Debt (by 8:00 PM Eastern Time). The Company Merger Consideration shall be adjusted as follows to account for the Net Debt: (a) if Net Debt is greater than the Net Debt Target, then the Company Merger Consideration shall be reduced at a rate of one share of Pubco Ordinary Share for each $10.00 increment that the Net Debt is greater than the Net Debt Target; (b) if Net Debt is less than the Net Debt Target, then the Company Merger Consideration shall be increased at a rate of one share of Pubco Ordinary Share for each $10.00 increment that the Net Debt is less than the Net Debt Target; or (c) if Net Debt equals the Net Debt Target, then no adjustment will be made to the Merger Consideration. Any adjustment to the Company Merger Consideration pursuant to this Section 2.2 shall be in whole shares of Pubco Ordinary Shares and no adjustment shall be made for any divergence that is in an increment of $10.00 or less.

Section 2.3. Effect on Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of SPAC, Pubco, Company Merger Sub or the Company, any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.4. Payment Methodology.

(a) Immediately after the Reorganization Closing, Pubco shall cause its registered office provider to register the Pubco Ordinary Shares in the register of members of Pubco in accordance with Section 2.1. No certificates or scrip representing fractional shares of Pubco Ordinary Shares will be issued as part of the Company Merger Consideration, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share, with a stockholder’s portion of the Company Merger Consideration that would result in a fractional share of 0.50 or greater rounding up and a stockholder’s portion of the Company Merger Consideration that would result in a fractional share of less than 0.50 rounding down.

(b) Prior to the Effective Time, Continental Stock Transfer & Trust Company (“Continental”) (or such other Person reasonably acceptable to the Company and SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 1.5 (the “Exchange Agent”) and SPAC, Pubco and the Exchange Agent will enter into an exchange agent agreement, and at or prior to the Effective Time, Pubco will issue to the SPAC Securities Holders the SPAC Merger Consideration to be issued pursuant to Section 1.5.

(c) After the Closing, Pubco will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to such SPAC Securities Holders (and Pubco will direct the Exchange Agent to take all necessary action to record and effect the same) the number of Pubco Class A Ordinary Shares equal to SPAC Merger Consideration.

(d) Any SPAC Merger Consideration that is to be issued to SPAC Securities Holders under this Agreement will be issued directly to the registered SPAC Securities Holders, provided that with regard to the 200,000 shares of SPAC Common Stock purchased by Qiantu Motor USA Inc. from the Sponsor pursuant to the Sponsor Stock Purchase Agreement, Qiantu Motor USA Inc. or its designee shall be issued directly the corresponding portion of the SPAC Merger Consideration.

Section 2.5. No Liability. The Parties agree that SPAC shall be entitled to rely conclusively on information set forth in the Equityholder Allocation Schedule and any amounts delivered by Pubco to an applicable Company Stockholder in accordance with the Equityholder Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Company Stockholder in full satisfaction of the obligations of SPAC under this Agreement and SPAC shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

Section 2.6. Company Transaction Expenses Certificate; SPAC Transaction Expenses Certificate.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(b) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption (as defined below); and (B) a written report setting forth a list of all of the SPAC Transaction Expenses, including the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC, (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “SPAC Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate.

Section 2.7. Withholding Taxes. Notwithstanding anything else in this agreement, the Company and Pubco shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable or deliverable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment or delivery under the Code or any applicable provision of state, local or foreign Tax law; provided that, without limiting the foregoing, the Company and Pubco, as the case may be, shall use commercially reasonable best efforts to provide any person in respect of which such deduction and withholding is required to be made with advance written notice of any such intended withholding (other than any withholding on amounts properly treated as compensation to employees for U.S. federal income Tax purposes) at least five (5) days before the making of such payment. If any withholding obligation may be avoided by any Person receiving consideration by such Person providing information or documentation to the Company and Pubco, as the case may be, the Company or Pubco shall use commercially reasonable efforts to avoid such withholding obligation upon receipt of such information or documentation from such Person. To the extent that such amounts are withheld pursuant to this Section 2.7, such amounts shall be paid over to or deposited with the applicable Governmental Authority and shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made. The Parties shall cooperate and use commercially reasonable efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PUBCO AND COMPANY

Except as set forth in Disclosure Schedule (which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), Pubco and the Company, jointly and severally, represent and warrant to SPAC as hereafter set forth in this ARTICLE III, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 3.1. Organization, Qualification and Standing. Except as set forth in Schedule 3.1, each of Pubco, Company and Company Merger Sub is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite corporate power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Organizational Documents of each of Pubco, Company and Company Merger Sub, true, complete and correct copies of which have been made available to SPAC, are in full force and effect. Neither Pubco, nor the Company or Company Merger Sub is in violation of its Organizational Documents.

Section 3.2. Authority; Enforceability. Each of Pubco, the Company and Company Merger Sub’s board of directors has declared the Merger, this Agreement and the Transactions contemplated herein advisable. Each of Pubco, the Company and Company Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions, other than the Requisite Stockholder Approval. The execution and delivery of this Agreement, the other Transaction Documents to which Pubco, the Company and Company Merger Sub is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of such Party, other than the Requisite Stockholder Approval. This Agreement has been, and the other Transaction Documents to which Pubco, the Company and Company Merger Sub is a party will be, duly executed and delivered by Pubco, the Company and Company Merger Sub, as applicable, and, assuming due authorization, execution and delivery hereof by SPAC, constitute legal, valid and binding obligations of Pubco, the Company and Company Merger Sub, as applicable, enforceable against it in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and, as to enforceability, subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The (i) (A) affirmative vote of holders of two-thirds of the Company Common Stock (the “Requisite Company Vote”) having voting power present in person or represented by proxy at a meeting of the Company’s shareholders at which a quorum is present, or (B) written consent of all shareholders of the Company, and (ii) (A) affirmative votes of no less than two-thirds of the votes cast by the Pubco Shareholders, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Pubco Shareholders at which a quorum is present, or (B) written consent by all of the Pubco Shareholders entitled to vote at a general meeting of Pubco, are the only vote or consent of the holders of any class or series of capital stock or other securities of the Company and Pubco necessary to adopt this Agreement and approve the Transactions (collectively, the “Requisite Stockholder Approval”).

Section 3.3. Consents; Required Approvals. Assuming the truth and accuracy of the representations and warranties of the SPAC set forth in Section 4.6, no notices to, filings with, or authorizations, consents or approvals from any Governmental Authority are necessary for the execution, delivery or performance by Pubco, the Company or Company Merger Sub of this Agreement, each other Transaction Document or the consummation by Pubco, the Company or Company Merger Sub of the Transactions, except (i) as set forth in Schedule 3.3 and (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.4. Non-contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each of Pubco, the Company and Company Merger Sub is a party by Pubco, the Company and Company Merger Sub, as applicable, and the consummation of the Merger and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which Pubco, the Company and Company Merger Sub or any of their respective Assets are subject, (b) violate any provision of the Organizational Documents of Pubco, the Company or Company Merger Sub (subject to obtaining the Requisite Stockholder Approval), (c) violate, conflict with, result in a breach of, constitute (or with due notice or lapse of time or both would become) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Material Contract, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of Pubco, the Company or Company Merger Sub, except, in the case of each of clause (a), (c), and (d), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5. Capitalization.

(a) As of the date hereof, the authorized share capital of Pubco consists of 5,000,000,000 Pubco Ordinary Shares (including 4,000,000,000 Pubco Class A Ordinary Shares and 1,000,000,000 Pubco Class B Ordinary Shares), of which twenty-five (25) Pubco Class B Ordinary Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Pubco Ordinary Shares are owned of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite their respective names and are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(b) As of the date hereof, 931,849,600 shares of Company Common Stock are issued and outstanding as of the date of this Agreement. All outstanding shares of the Company Common Stock are owned of record by the Persons set forth on Schedule 3.5(b) in the amounts set forth opposite their respective names. All of the outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(c) Immediately after the Reorganization Closing and prior to the Closing, at least ninety percent (90%) of the issued and outstanding equity securities of the Company will be owned of record by Ch-Auto HK. All of the then outstanding equity securities of the Company will be validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(d) The authorized capital stock of Company Merger Sub consists of 5,000 shares of common stock, of which one (1) share is issued and outstanding. All outstanding shares of Company Merger Sub common stock are owned of record by Pubco. All of the outstanding shares of Company Merger Sub common stock are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(e) Except as set forth in Schedule 3.5(e) or as contemplated by the PIPE Financing, as of the date hereof there are, and immediately prior to the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (vi) Lien (other than a Permitted Lien) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(f) Neither Pubco nor the Company owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of each of Pubco and the Company (collectively, the “Company Subsidiaries”) and other business entities as set forth on Schedule 3.5(f). Except as set forth in Schedule 3.5(f), each of the Company Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Except as set forth in Schedule 3.5(f), each of the Company Subsidiaries is presently qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Except as set forth in Schedule 3.5(f), all shares or other equity securities of the Company Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

Section 3.6. Financial Statements. Attached hereto as Schedule 3.6 are true, complete and correct copies of, the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2020 and December 31, 2021 including the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with the GAAP, but have not been prepared in accordance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”) for public companies. The Company Financial Statements are complete and accurate and fairly present, in all material respect, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, subject, in the case of the Company Financial Statements, to normal and year-end adjustments as permitted by GAAP. Except as otherwise noted therein and as set forth in Schedule 3.6, the Company Financial Statements (i) were prepared from the books and records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Company’s financial condition as of their dates; and (iii) contain and reflect adequate provisions for all material liabilities applicable to the Company with respect to the periods then ended. The Company has delivered to SPAC true, complete and correct copies of all “management letters” received by it from its accountants and all responses by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants since January 1, 2020. Since December 31, 2021 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

Section 3.7. Liabilities.

(a) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) for Liabilities under Contracts that relate to obligations that have not yet been performed, and are not yet required to be performed, or (iv) for Liabilities incurred in connection with the Transactions as of the date hereof, the Company has no Liabilities of a nature required to be reflected on a balance sheet of the Company prepared in accordance with GAAP.

(b) Except for Indebtedness as set forth in Schedule 3.7(b), as of the date hereof, the Company does not have any Indebtedness and has not guaranteed any other Person’s Indebtedness.

Section 3.8. Internal Accounting Controls. The Company have established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects; (c) access to material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.9. Absence of Certain Developments. Except as set forth on Schedule 3.9, between the Balance Sheet Date and the date hereof, the Company has not taken any action that, if such action were taken between the Balance Sheet Date and the date hereof, would have required SPAC consent pursuant to Section 5.2. The Company has not received any grant or other financial support, financial benefits or relief from any Governmental Authority.

Section 3.10. Accounts Receivable. All notes and accounts receivable of the Company reflected on the Company Financial Statements are current as of the date thereof and collectible in amounts not less than the aggregate amount thereof (net of reserves that are established in accordance with the GAAP or the Company’s historical financial practices applied consistently) carried (or to be carried) on the books of the Company and represent bona fide transactions that arose in the Ordinary Course and are properly reflected on the Company’s books and records. As of the date of this Agreement, except as set forth on Schedule 3.10, (i) none of such notes or accounts receivable that relate to a Material Partner are past due more than ninety (90) days, (ii) there is no contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable, (iii) to the Knowledge of the Company, all such notes or accounts receivable that relate to a Material Partner (net of reserves that are established in accordance with the Company’s historical financial practices applied consistently) are collectible in the Ordinary Course, and (iv) to the Knowledge of the Company, no request for or an agreement for deduction or discount has been made with respect to such accounts receivable that relate to a Material Partner.

Section 3.11. Compliance with Law.

(a) Except as set forth on Schedule 3.11(a), each of Pubco, the Company, Company Merger Sub and all other Company Subsidiaries has not been since January 1, 2018 in, and does not have any Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would constitute or result in a violation by Pubco, the Company, Company Merger Sub or any Company Subsidiary of, or failure on the part of Pubco, the Company, Company Merger Sub or any Company Subsidiary to comply with, or any Liability suffered or incurred by Pubco, the Company, Company Merger Sub or any Company Subsidiary in respect of any violation of or material noncompliance with, any Laws and Orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance.

(b) Each of Pubco, the Company, Company Merger Sub and the Company Subsidiaries has all Permits necessary for the conduct of its business as presently conducted, and, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Permits is in full force and effect; (ii) Pubco, the Company, Company Merger Sub and the Company Subsidiaries are in compliance with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which Pubco, the Company or Company Merger Sub is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein.

Section 3.12. Title to Properties.

(a) Schedule 3.12(a) sets forth a list of real properties owned by the Company, under its own name or through Company Subsidiaries.

(b) Except for the leases set forth on Schedule 3.12(b) (the “Leases”), the Company does not lease, sublease or license any other real property. The Leases are valid and binding obligations of the Company and, to the Knowledge of the Company, the other party thereto, in accordance with their terms and, unless terminated by the other party thereto or expired in accordance with the terms thereof following the date hereof, are in full force and effect, and neither the Company nor, to the Knowledge of the Company, the other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained therein (and the Company has not received any written notice alleging any such default). All buildings, structures, improvements, fixtures, building systems and equipment included in the Leases are in good operating condition and repair in all material respects. The Company has the right to conduct its business in each Leases for the remaining term of the applicable Lease.

(c) The Company owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its material Assets which are tangible in nature. The Company owns, leases under valid leases or has use of and/or valid access under valid agreements to all material tangible Assets necessary for the conduct of its business as presently conducted, and all such facilities, machinery and equipment are in good working condition and repair and generally are adequate and suitable in all material respects for their present use, Ordinary Course wear and tear excepted.

Section 3.13. International Trade Matters; Anti-Bribery Compliance.

(a) The Company currently is and, for the past five years has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

Section 3.14. Tax Matters.

(a) Except as set forth on Schedule 3.14(a), (i) all income and other material Tax Returns required to be filed by or on behalf of the Company have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and (iii) all income and other material Taxes due and payable (whether or not shown as due on such Tax Returns) have been fully and timely paid, except in each case of (i) and (iii), with respect to Taxes for which adequate reserves have been established.

(b) Except as set forth on Schedule 3.14(b), the Company has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) The Company does not have any material Liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract or by operation of Law (other than Taxes of the Company).

(d) No Liens for Taxes have been filed against the Company, except for Permitted Liens.

(e) No Tax Return related to income or other material Taxes of the Company is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending or threatened in writing against, or regarding, any income or other material Taxes of the Company, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Company does not currently file Tax Returns has claimed in writing that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.

(h) The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its subsidiaries).

(i) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(j) The Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(k) Not including any action taken or agreed to be taken pursuant to this Agreement, the Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(l) The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) in connection with the Transactions.

(m) The Company and/or qualified subsidiaries of the Company have been engaged in an active trade or business outside of the United States for the entire 36-month period immediately before the Closing Date and have no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

Section 3.15. Intellectual Property.

(a) Schedule 3.15(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, (v) material unregistered trademarks, and (vi) material proprietary software Intellectual Property; in each case that are owned by the Company or any Company Subsidiary (collectively, the “Scheduled Intellectual Property”). All of the registrations, applications, and issuances within the Scheduled Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired, abandoned, or otherwise terminated, and payment of all renewal and maintenance fees due in respect thereto, and all filings related thereto, have been duly made, except in each case with respect to such registrations, applications and issuances that the Company has permitted to expire or has cancelled, abandoned or terminated in its reasonable business judgment. To the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid. Immediately after the Closing, the Company will continue to have the right to exploit all Owned Intellectual Property and Licensed Intellectual Property on substantially similar terms and conditions as the Company enjoyed immediately prior to Closing. There are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Owned Intellectual Property within ninety (90) days after the date of this Agreement.

(b) Except as set forth on Schedule 3.15(b), the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. (i) no Owned Intellectual Property is or has been, in the six (6) year period immediately prior to the date of this Agreement, the subject of any opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing, (ii) the Company is not subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) the Company is or has been, in the six (6) year period immediately prior to the date of this Agreement, subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing.

(c) To the Knowledge of the Company, the Company and/or the Company Subsidiaries have valid, sufficient, subsisting and enforceable rights to use all Licensed Intellectual Property. The Company is in compliance with all material contractual obligations in a Contract set forth on Schedule 3.24(g) and all applicable IP Contracts involving Public Software. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company to any Owned Intellectual Property or Licensed Intellectual Property.

(d) To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries, as is currently conducted or conducted in the six (6) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently or previously used by the Company or any Company Subsidiary in the six (6) year period immediately preceding the date here, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. There is no Proceeding pending or threatened in writing in which it is alleged that the Company or any Company Subsidiary is infringing, misappropriating, or violating the Intellectual Property of any Person.

(e) There is no pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company to Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to Company. To the Knowledge of the Company, no Person is or was in the six (6) year period immediately preceding the date hereof infringing, violating or misappropriating the rights of the Company in or to any Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to Company.

(f) Each former and current officer and employee, contractor and other Person involved in the development or creation of any Intellectual Property on behalf of the Company has executed a written agreement with the Company (i) obligating such person to maintain the confidentiality of the Company’s confidential information both during and after the term of such Person’s employment or engagement; and (ii) assigning to the Company all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, there has not been any breach by any such Persons to any such agreement. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(g) The Company has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and implemented, and is operating in compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company maintains controls for all material information technology systems owned by the Company, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby against loss, unauthorized access or other misuse, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions or use, or other adverse events affecting any such Computer Systems, and there have not been any unauthorized access or use of any information (including Sensitive Data) stored thereon or transmitted thereby that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems. The Company has remedied in all material respects any privacy or data security vulnerabilities identified in any privacy or data security audits of its businesses and classified as critical or high (or similar designation) (including third-party audits of the Computer Systems). The Computer Systems are, to the Knowledge of the Company, (i) sufficient in all material respects for the current operations of the Company and, all currently contemplated operations, and (ii) operate in material conformance with their documentation and without any material defect, unavailability, virus, malware or error.

(i) Except as set forth on Schedule 3.15(i), the Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(j) To the Knowledge of the Company, since January 1, 2018, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data collected, obtained, or stored by or on behalf of the Company.

(k) The Company has in place and has previously had in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has complied with the then applicable Privacy Policy. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not violate any such Privacy Policies and Company has provided SPAC true, correct and complete copies of such Privacy Policies.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Proceedings are pending or have been threatened in writing against the Company relating to the collection, use, dissemination, storage and protection of Personal Data.

(m) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the tangible embodiments of Owned Intellectual Property (including software) is currently or was in the past distributed or used by the Company with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

(n) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. Except as set forth on Schedule 3.15(n), no Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

(o) Schedule 3.15(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to SPAC. The Company is not bound by, and have not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members, other than the Standards Agreements. The Company has not made any written patent disclosures to any Standards Body. The Company is in material compliance with all Standards Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.

Section 3.16. Insurance. As of the date hereto, the Company maintains no policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty and property insurance. The Company has not suffered any material loss for which it has been required to self-insure as a result of not maintaining any such policies.

Section 3.17. Litigation. Except as set forth on Schedule 3.17, as of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened by or against Pubco, the Company, Company Merger Sub or any of their predecessors or Subsidiaries or against any officer, director, or shareholder of Pubco, the Company or Company Merger Sub in their capacity as such or relating to their employment services or relationship with the Company, or any of their Affiliates, and neither Pubco, the Company nor Company Merger Sub is bound by any Order. As of the date hereof, neither Pubco, the Company nor Company Merger Sub has any Proceeding pending against any Governmental Authority or other Person. To the Knowledge of the Company, there is no basis for any Material Partner (as defined herein) to assert a claim against the Company based upon the Company entering into of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions.

Section 3.18. Bank Accounts; Powers of Attorney. Schedule 3.18 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Pubco or the Company has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

Section 3.19. Material Partners. Schedule 3.19 sets forth the ten (10) largest customers of the Company by revenue and the ten (10) largest vendors (including, without limitation, suppliers and manufacturers) of the Company with respect to its core business by expense, in each case for the 12-month period ended December 31, 2021 (each a “Material Partner”). No such Material Partner has terminated or adversely changed its relationship with the Company nor has the Company received written notification that any such Material Partner intends to terminate or materially and adversely change such relationship or that such Material Partner is not solvent. There are no currently pending or, to the Knowledge of the Company, threatened disputes between the Company and any of its Material Partners that (a) could reasonably be expected to materially and adversely affect the relationship between the Company and any Material Partner or (b) could reasonably be expected to materially and adversely affect the Company.

Section 3.20. Labor Matters.

(a) Schedule 3.20(a) sets forth an accurate and complete list of the key employees of the Company as of the date hereof and the following information for each such employee as of the date hereof: (i) name, (ii) geographic location (including city, state and country), (iii) employing legal entity, (iv) active or leave status (and, if on leave, the nature of the leave and the expected return date) and (v) compensation.

(b) (i) The Company is not a party to or bound by any collective bargaining Agreement or other similar labor agreement with respect to any employee of the Company, (ii) no employee of the Company are covered by any collective bargaining Agreement or other similar labor agreement or represented by any labor or trade union, works council or other employee representative body, in each case, with respect to their employment with the Company, (iii) to the Knowledge of the Company, there has not been any labor organizing activity or demand for recognition or certification by or with respect to any employee of the Company and (iv) except as set forth on Schedule 3.20(b), there are no pending or, to the Knowledge of the Company, threatened, (A) labor disputes involving the Company, or (B) unfair labor practice charges, strikes, slowdowns or work stoppages by or with respect to any employee of the Company.

(c) Except as set forth on Schedule 3.20(c), the Company is, and has been, in compliance in all material respects with all applicable local, state, and federal Laws relating to labor, employment and compensation. The Company has not received written or oral notice of any pending or, to the Knowledge of the Company, threatened Proceeding with respect to or relating to alleged noncompliance by the Company with any applicable local, state or federal Laws relating to employment or compensation. With respect to Company Service Providers, except as set forth on Schedule 3.20(c), the Company: (x) has withheld and reported in all material respects all amounts required by Law or by Contract to be withheld and reported with respect to wages, fees, salaries and other payments to such persons, (y) is not liable for any material arrears of wages, fees, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (z) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such persons (other than routine payments to be made in the normal course of business and consistent with past practice). The Company does not have direct or indirect Liability with respect to any misclassification of any person as an independent contractor or consultant rather than as an employee, with respect to any employee leased from another employer or with respect to any current or former employees classified as exempt from overtime wages.

(d) The Company is not a party to a settlement agreement that involves allegations relating to sexual harassment, sexual misconduct or discrimination by a Company Service Provider. To the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Company Service Provider in their capacity as such and no such harassment, misconduct or discrimination has occurred (whether or not allegations have been made).

(e) To the Knowledge of the Company, no Company Service Provider is in violation of any material term of any employment agreement, nondisclosure agreement, consulting agreement, independent contractor agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations, in each case: (i) with or to the Company or (ii) with a former employer or hiring entity of any such person relating (A) to the right of any such person to be employed or engaged by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.21. Employee Benefits.

(a) Schedule 3.21(a) sets forth an accurate and complete list of all material “Benefit Arrangements.” For purposes of this Agreement, “Benefit Arrangements” means any plan, program, policy, practice, Contract or other arrangement providing for non-discretionary bonus, commission or incentive compensation, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, executive compensation, payroll practices, retention, or change in control benefit, whether written or unwritten, insured or self-insured, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company on behalf of any employee, officer, director, consultant or other service provider of the Company or under which the Company has any Liability.

(b) With respect to each Benefit Arrangement, the Company has made available to SPAC a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; and (iv) the most recent annual financial and actuarial reports.

(c) With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or, to the Knowledge of the Company, against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; and (iv) all payments required to be made by the Company under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since January 1, 2018 have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP, in each case, in all material respects.

(d) Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company; (ii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

Section 3.22. Environmental and Safety. Since January 1, 2018, to the Knowledge of the Company, the Company has complied and is in compliance with all, and have not received any written notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply. Since January 1, 2018, to the Knowledge of the Company, the Company has not received any written notice or report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental and Safety Requirements, or (b) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation. To the knowledge of the Company, no hazardous materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Company Subsidiary on, in, under, or from the real property covered by the Leases except in compliance with all Environmental and Safety Requirements, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.23. Related Party Transactions.

(a) Schedule 3.23 sets forth a true, complete and correct list of the following as of the date of this Agreement (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract between the Company, on the one hand, and any current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate to the Company, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees, (ii) Benefits Arrangements or reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Benefits Arrangements; (iv) Contracts with any employee of the Company providing for indemnification of such employee, (v) Contracts that will be terminated prior to the Closing without any Liability to the Company or Company Subsidiaries continuing following the Closing; (vi) Contracts between the Company, on the one hand, and any Company Subsidiary, on the other; and (vii) powers of attorney and similar grants of authority made in the Ordinary Course.

(b) None of the shareholders of the Company nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

Section 3.24. Material Contracts. Schedule 3.24 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts (other than Benefit Arrangements) to which the Company is a party (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):

(a) obligations of, or payments to, the Company of $1,000,000 or more;

(b) collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization, or other Contract providing for co-employment of employees of the Company, or Contract with a professional employer organization or co-employer organization or other Contract provision for co-employment of employees of the Company;

(c) Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement, the other Transaction Documents to which the Company is a party or the Closing in connection with any of the Transactions;

(d) Contract relating to Indebtedness, including the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company and issuance of any Indebtedness by the Company in excess of $1,000,000;

(e) any real property lease or Contract under which the Company is the lessee of or the holder or operator of any material personal property owned by any other Person;

(f) Contract under which the Company is the lessor of or permits any third Person to hold or operate any material personal property owned or controlled by the Company;

(g) IP Contracts;

(h) Affiliate Contracts;

(i) Contracts involving any Governmental Authority other than Contracts for the sale of the Company’s products in the Ordinary Course;

(j) Contracts related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person;

(k) the grant of rights to manufacture, produce, assemble, license, market or sell any Company products with an aggregate or one-time consideration exceeding $1,000,000;

(l) Contracts with Material Partners where the payments to or obligations of the Company exceed $500,000 individually; and

(m) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

Each Material Contract (x) is valid, binding and enforceable against the Company, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. There has been made available to SPAC a true, complete and correct copy of each of the Material Contracts listed on Schedule 3.24.

Section 3.25. SEC Matters. The information relating to the Company supplied by the Company for inclusion in the Form F-4/Proxy Statement (as defined below), will not as of the Form F-4 Effective Date and date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to SPAC Stockholders or at the time of SPAC Stockholder Meeting contain any statement which, at such time and in light of the circumstances under which it was made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Section 3.26. Brokers and Other Advisors. Except for China Bridge Capital Limited, the PIPE Financing placement agent and each’s Affiliates, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pubco or the Company.

Section 3.27. Foreign Private Issuer. Pubco is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 3.28. Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, none of the Company or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company, and the Company expressly disclaim any other representations or warranties, including without limitation regarding any pro forma financial information, financial projections or similar other forward-looking statements, whether provided by the Company, or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as disclosed in the SPAC SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), SPAC represents and warrants to Pubco and the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

Section 4.1. Organization, Qualification and Standing. SPAC is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of SPAC is in full force and effect. SPAC is not in violation of its Organizational Documents.

Section 4.2. Authority; Enforceability. SPAC has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which it is a party, and the consummation by SPAC of the Transactions, has been duly authorized and approved by the SPAC Board and no other corporate action on the part of SPAC is necessary to authorize the execution, delivery and performance by SPAC of this Agreement, the other Transaction Documents to which it is a party, and the consummation by it of the Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by SPAC and, assuming due authorization, execution and delivery hereof by Pubco, the Company, and Company Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3. Non-contravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which SPAC is a party, nor the consummation by SPAC of the Transactions, nor compliance by SPAC with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the Organizational Documents of SPAC or (b) assuming that the authorizations, consents and approvals referred to in Section 4.6 are obtained and the filings referred to in Section 4.6 are made, (i) violate any Law applicable to SPAC or any of its properties or assets, and (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SPAC under, any of the terms, conditions or provisions of any contract or other agreement to which SPAC is a party, or by which it or any of its properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of SPAC to consummate the Transactions.

Section 4.4. Brokers and Other Advisors. Except as described in the SPAC SEC Documents and the advisory fee payable to Beijing Haohan Tianyu Investment Consulting Co., Ltd. (the “Business Combination Fees”), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the SPAC or its Affiliates who might be entitled to any fee or commission from the SPAC or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 4.5. Capitalization.

(a) The authorized share capital of SPAC consists of 30,000,000 shares of SPAC Common Stock, of which 7,557,500 shares of SPAC Common Stock are issued and outstanding as of the date hereof. 596,000 shares of SPAC Common Stock are reserved for issuance upon the exercise of the SPAC Rights. All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, SPAC’s Organizational Documents or any contract to which SPAC is a party or by which SPAC is bound. Except as set forth in SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or any capital equity of SPAC. Other than as set forth in the SPAC SEC Documents, and any promissory notes that may be issued by the Sponsor to the SPAC for working capital purposes that are set forth on Schedule 4.5, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the SPAC or obligating SPAC to issue or sell any shares of capital stock of, or any other interest in, SPAC. SPAC does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the SPAC SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) SPAC does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

Section 4.6. Consents; Required Approvals. Assuming the truth and accuracy of Pubco’s and the Company’s representations and warranties contained in Section 3.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by SPAC of the Transactions.

Section 4.7. Trust Account. As of March 31, 2022, SPAC has $57,505,540.84 in the trust account established by SPAC for the benefit of its SPAC Public Stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement, dated as of June 29, 2021, between SPAC and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. SPAC has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees and certain advisory fees and the SPAC Public Stockholders who elect to redeem their shares of SPAC Common Stock pursuant to SPAC’s Certificate of Incorporation), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem SPAC Common Stock in accordance with the provisions of the SPAC’s Organizational Documents.

Section 4.8. Employees.

(a) Other than any officers as described in the SPAC SEC Documents and consultants and advisors in the Ordinary Course, SPAC has never employed any employees or retained any contractors.

(b) Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC does not have any unsatisfied material Liability with respect to any officer or director.

(c) SPAC has never, and do not currently, maintain, sponsor, or contribute to or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Benefit Arrangement” determined as if such definition referenced SPAC instead of the Company (“SPAC Benefit Arrangement”).

Section 4.9. Tax Matters.

(a) SPAC has filed (taking into account all applicable extensions) when due all income or other material Tax Returns required by applicable Law to be filed by SPAC, all income or other material Taxes (whether or not shown on any Tax Returns) due and owing by SPAC have been paid, and all such Tax Returns were true, complete and correct in all material respects as of the time of such filing as of the time of such filing.

(b) There is no material Proceeding, audit or claim now pending against, or with respect to, SPAC in respect of any Tax, nor is any material Proceeding for additional Tax being asserted in writing by any Governmental Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Governmental Authority in a jurisdiction where SPAC has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) SPAC is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e) SPAC has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) SPAC has complied in all material respects with all requirements and procedures of any applicable transfer pricing Laws.

(g) There is no outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than extensions requested in the Ordinary Course), there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of SPAC that will remain outstanding as of the Closing Date, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company.

(h) SPAC has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) There are no Liens for Taxes upon any Assets of SPAC other than Permitted Liens.

(j) SPAC has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any other similar agreement with any Governmental Authority in respect of which SPAC could have any material Tax Liability after the Closing. SPAC does not have any request for a ruling in respect of Taxes pending between SPAC and any Governmental Authority.

(k) SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than SPAC) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.

(l) SPAC has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(m) SPAC is not and will not be subject to Tax in any country other than the country of incorporation of SPAC by virtue of having a permanent establishment in that country.

(n) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; or (iii) installment sale or open transaction disposition made prior to the Closing.

(o) SPAC is not required to include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect to Section 965(h) of the Code.

(p) SPAC is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(q) SPAC is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.10. Listing. SPAC Units, SPAC Common Stock and SPAC Rights are listed on Nasdaq, with trading tickers MCFAU, MCAF and MCAFR. There is no Proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of SPAC Units, SPAC Common Stock and SPAC Rights on Nasdaq.

Section 4.11. Reporting Company. SPAC is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of SPAC Common Stock, SPAC Units and SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to SPAC’s Knowledge, threatened in writing against SPAC by the SEC with respect to the deregistration of SPAC Common Stock under the Exchange Act. SPAC has taken no action in an attempt to terminate the registration of SPAC Common Stock, SPAC Units or SPAC Rights under the Exchange Act.

Section 4.12. Undisclosed Liabilities. SPAC has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the SPAC Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of SPAC, except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent SPAC Financial Statements or in the notes to the most recent SPAC Financial Statements, and (b) such Liabilities arising in the Ordinary Course of SPAC’s business since the date of the most recent SPAC Financial Statement, none of which, individually or in the aggregate, would have a SPAC Material Adverse Effect taken as a whole.

Section 4.13. SPAC SEC Documents and SPAC Financial Statements.

(a) SPAC has timely filed (taking into account all timely filed extensions of filing deadlines) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC since SPAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “SPAC SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional SPAC SEC Documents”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modification that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Documents were, and the Additional SPAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Documents did not, and the Additional SPAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any SPAC SEC Document has been or is revised or superseded by a later filed SPAC SEC Document or Additional SPAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the SPAC SEC Documents and Additional SPAC SEC Documents is in conformity with GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein.

(c) SPAC has timely filed (taking into account all timely filed extensions of filing deadlines) all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SPAC SEC Document (the “SPAC Certifications”). Each of the SPAC Certifications is true and correct.

(d) SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(e) SPAC maintains a standard system of accounting established and administered in accordance with GAAP. SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SPAC has delivered to the Company, to the extent applicable, a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data.

(f) SPAC has no off-balance sheet arrangements. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(g) Neither SPAC nor, to the Knowledge of SPAC, any manager, director, officer, employee, auditor, accountant or representative of SPAC has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices or fraud. No attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SPAC or any of its officers, directors, employees or agents to the SPAC Board (or any committee thereof) or to any director or officer of SPAC. Since SPAC’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the SPAC Board or any committee thereof.

(h) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(i) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) Except as and to the extent set forth in SPAC SEC Documents, SPAC has no Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the Ordinary Course of SPAC’s business.

(k) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Documents. To the Knowledge of SPAC, none of the SPAC SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.14. Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities directed toward completing a business combination (as defined in SPAC’s Organizational Documents). Except as set forth in SPAC’s Organizational Documents, there is no agreement, commitment, or Order binding upon SPAC or to which SPAC is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC, any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing. SPAC does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.15. SPAC Contracts. Except as disclosed in the SPAC SEC Documents, as of the date hereof, SPAC is not party to any Contract (other than nondisclosure agreements (containing customary terms) to which SPAC is a party that were entered into in the Ordinary Course).

Section 4.16. Litigation. (a) There is no Proceeding pending, or to the Knowledge of SPAC, threatened against SPAC or any of its properties or rights, and (b) SPAC is not subject to any outstanding Order. As of the date hereof, there are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of SPAC, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.17. Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to SPAC’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by SPAC or that is included in the SPAC SEC Documents).

Section 4.18. Investment Company. SPAC is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.19. Lockup. All existing lock up agreements between SPAC and any of its stockholders or holders of any other securities of SPAC entered into in connection with the IPO provide for a lock up period that is in full force and effect.

Section 4.20. Insider Letter Agreement. The letter agreement, dated June 29, 2021, between SPAC, Network 1 Financial Securities, Inc. and the Insiders, pursuant to which the Insiders agreed that if SPAC solicits approval of its stockholders of an initial business combination the Insiders will vote all shares of SPAC Common Stock beneficially owned by each such Insider whether acquired before, in or after the IPO, in favor of such business combination, is in full force and effect (the “Insider Letter Agreement”).

Section 4.21. Board Approval. SPAC Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Merger and other transactions contemplated by this Agreement, (b) determined that the Merger and other transactions contemplated hereby are in the best interests of the stockholders of SPAC, (c) determined that the transactions contemplated hereby constitutes a “business combination” as such term is defined in SPAC’s Organizational Documents and (d) resolved to recommend that the stockholders of SPAC approve each of the matters requiring the SPAC Required Vote and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of SPAC.

Section 4.22. Vote Required. The affirmative vote of the holders of a majority of the shares of SPAC Common Stock entitled to vote thereon and present in person, virtually or by proxy at a meeting in which a quorum is present with respect to the matters set forth in Section 7.4(f) (other than Section 7.4(f)(iii)) and the affirmative vote of the holders of a majority of the shares of SPAC Common Stock entitled to vote thereon with respect to the matters set forth in Section 7.4(f)(iii) (collectively, the “SPAC Required Vote”) are the only votes of the holders of any class or series of SPAC’s capital stock necessary to obtain approval of the Merger and this Agreement.

Section 4.23. Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of SPAC, SPAC’s Affiliates or any other Person makes any express or implied representation or warranty with respect to SPAC, and SPAC expressly disclaims any other representations or warranties, whether made by SPAC or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors).

ARTICLE V

COVENANTS AND AGREEMENTS OF PUBCO AND THE COMPANY

Section 5.1. Pubco Nasdaq Listing. From the date of this Agreement through the Closing, Pubco shall apply for, and shall use reasonable best efforts to cause, the Pubco Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, prior to the Closing Date.

Section 5.2. Conduct of Business of the Company. Except (i) if the SPAC will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Company, (ii) as otherwise contemplated by this Agreement and the other Transaction Documents, (iii) any action taken necessary to effect the Reorganization, or (iv) as otherwise disclosed on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement pursuant to ARTICLE IX, the Company (a) shall use commercially reasonable efforts to (i) conduct its business in the Ordinary Course, and (ii) preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors and (b) shall not:

(i) amend its Organizational Documents;

(ii) adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person;

(iii) at the Company or Pubco, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock, other than the New Equity Investments and the PIPE Financing;

(iv) (A) issue, sell, pledge, amend, grant, create a Lien upon, or authorize the issuance, sale, pledge, amendment, grant or creation of a Lien upon, any equity interests of the Company, or convertible securities, or other commitments or instruments pursuant to which the Company may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, other than the issuance of shares of Company Common Stock upon the exercise, exchange or conversion of convertible securities or other commitments or instruments; (B) split, combine, subdivide or reclassify any of its shares of capital stock, (C) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock, or (D) redeem, purchase or otherwise acquire any of its shares of capital stock;

(v) (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person or (B) incur, assume, accelerate or guarantee any Indebtedness, other than Indebtedness that does not exceed $1,000,000 in the aggregate;

(vi) make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) such expenditures as do not exceed $1,000,000 in the aggregate;

(vii) transfer, mortgage, assign, sell, lease, create a Lien upon (other than Permitted Liens) or otherwise dispose of or pledge, any Asset of the Company other than (A) in the Ordinary Course, (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to Contracts in effect as of the date hereof, or (E) Assets of the Company that do not exceed $1,000,000 in the aggregate;

(viii) commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $1,000,000;

(ix) except as required under the terms of any Benefit Arrangement disclosed in Schedule 3.21(a), applicable Law or in the Ordinary Course (1) grant or announce any material increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company to any current or former C-level employee, or (2) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(x) enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association or works council;

(xi) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(xii) except in the Ordinary Course, terminate or amend any material term of any Material Contract;

(xiii) except in the Ordinary Course, modify, amend or enter into any Contract, which (A) extends for a term of one year or more or (B) obligates the payment of more than $3,000,000 individually;

(xiv) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit, except in the Ordinary Course;

(xv) make, revoke or change any Tax election that would reasonably be expected to have a material, disproportionate effect on SPAC or its shareholders;

(xvi) grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by the Company);

(xvii) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(xviii) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

The Company shall be permitted to request consent from SPAC in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 5.2. For purposes of this  Section 5.2, SPAC shall respond (including by return email) to such request as promptly as practicable, and if SPAC does not respond (including by return email) to any request within three Business Days after the Company delivers such written request for consent to SPAC (including at the email addresses set forth on Schedule 5.2 (or such other email addresses as SPAC shall specify in a notice delivered in accordance with Section 10.10)), SPAC shall be deemed to have provided its prior written consent to the taking of such action.

Section 5.3. Access to Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of the Company Subsidiaries’ possession from time to time, and except for any information which (i) relates to the negotiation of this Agreement or the Transactions, (ii) is prohibited from being disclosed by applicable Law or (iii) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (ii) or (iii) in a manner that would not be so prohibited or would not jeopardize privilege), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice and so long as permissible under applicable Law and subject to appropriate COVID-19 Measures, the Company shall provide to SPAC and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company during normal business hours (in a manner so as to not interfere with the normal business operations of the Company) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with SPAC in its investigation of the Company; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by the Company. All of such information shall be treated as confidential information pursuant to the Section 7.10 of this Agreement. Notwithstanding anything herein to the contrary, SPAC shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships.

Section 5.4. Additional Financial Information. The Company shall provide SPAC with the Company’s audited financial statements for the twelve month period ended December 31, 2021 and 2020 respectively consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financial Statements”) by no later than June 30, 2022. Subsequent to the delivery of the Year End Financials, the Company shall deliver to SPAC any of the Company’s unaudited financial statements consisting of the unaudited consolidated balance sheets, the unaudited consolidated income statements, and the unaudited consolidated cash flow statements as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy Statement, including once the audited financial statements for the fiscal year ended December 31, 2021 become stale for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions (the “Additional Financial Statements”). All of the financial statements to be delivered pursuant to this Section 5.4, shall be prepared under GAAP in accordance with requirements of the PCAOB and the SEC for public companies. The Year End Financials and the Additional Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than with respect to the Year End Financials). The Company will promptly provide additional Company financial information reasonably requested by SPAC for inclusion in the Proxy Statement and any other filings to be made by SPAC with the SEC.

Section 5.5. Company Lock-Up. Prior to the Closing, the Company shall cause certain existing Pubco Shareholders (the “Company Lock-Up Shareholders”) to enter into an agreement with SPAC to be effective as of the Closing, pursuant to which at least ninety-nine percent (99%) of the Company Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Company Lock-up Agreement in substantially the form attached hereto as Exhibit D.

Section 5.6. Notice of Changes. The Company shall give prompt written notice to SPAC of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Section 5.7. D&O Insurance; Indemnification of Officers and Directors.

(a) From and after the Closing Date through the sixth anniversary of the Closing Date, Pubco shall cause (i) the Organizational Documents of the Surviving Corporation to contain provisions no less favorable to the current or former directors, managers, officers or employees of SPAC (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, which provisions in each case, except in accordance with Law, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b) Prior to the Closing Date, Pubco may obtain a directors’ and officers’ liability tail insurance policy on terms and conditions reasonably satisfactory to SPAC or all of the officers and directors of SPAC as of immediately prior to the Merger, with respect to claims arising from facts and events that occurred prior to the Closing Date (the “D&O Tail Policy”).

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

Section 5.8. No Trading in SPAC Stock. Each of Pubco, the Company and Company Merger Sub acknowledges and agrees that it is aware of the restrictions imposed by Federal Securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Each of Pubco, the Company and Company Merger Sub hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.9. Pubco Equity Incentive Plan. Immediately after the Closing, Pubco shall adopt a new equity incentive plan (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Pubco Equity Incentive Plan”) upon such terms as SPAC and the Company shall mutually agree. The Pubco Equity Incentive Plan shall have such number of shares available for issuance in total equal to five percent (5%) of the Pubco Ordinary Shares to be issued and outstanding immediately after the Closing on an as-converted basis.

ARTICLE VI

COVENANTS OF SPAC

Section 6.1. Operations of SPAC Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), SPAC shall (a) use commercially reasonable efforts to (i) conduct its businesses in the Ordinary Course and (ii) keep available the services of its officers, and (b) to not take any of the following actions:

(i) make any amendment or modification to any of SPAC’s Organizational Documents, other than in connection with an amendment to extend the date by which the Merger may be consummated;

(ii) take any action in violation or contravention of any of SPAC’s Organizational Documents, applicable Law or any applicable rules and regulations of the SEC or Nasdaq;

(iii) terminate or amend any material Contract to which SPAC is a party to;

(iv) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(v) make any redemption or purchase of its equity interests, except pursuant to the Redemption Offer;

(vi) amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Trust Agreement or any other Contract related to the Trust Account;

(vii) make or allow to be made any reduction or increase in the amount of cash available in the Trust Account, other than as expressly permitted by SPAC’s Organizational Documents and the Trust Agreement;

(viii) incur any loan or Indebtedness (other than the promissory notes that may be issued by the Sponsor to SPAC for working capital purposes) or issue or sell any debt securities or warrants or rights to acquire any debt securities of SPAC or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for Indebtedness;

(ix) merge or consolidate with or acquire any other Person or business or be acquired by any other Person or enter into any joint venture, partnership, joint marketing or joint development with another Person;

(x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xi) adopt any SPAC Benefit Arrangements not in existence as of the date hereof (excluding any renewal or replacement of any SPAC Benefit Arrangements in existence as of the date hereof in the Ordinary Course);

(xii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to SPAC’s Organizational Documents;

(xiii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to SPAC’s Organizational Documents;

(xiv) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(xv) make, revoke or change any material Tax election, adopt or change any Tax accounting method or period, enter into any closing agreement or settlement for a material amount of Taxes or settle any material Tax claim or assessment;

(xvi) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(xvii) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

SPAC shall be permitted to request consent from the Company in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 6.1(b). For purposes of this Section 6.1, the Company shall respond (including by return email) to such request as promptly as practicable, and if the Company does not respond (including by return email) to any request within three (3) Business Days after SPAC delivers such written request for consent to the Company (including at the email addresses set forth in Schedule 6.1(b) (or such other email addresses as SPAC shall specify in a notice delivered in accordance with Section 10.10)), the Company shall be deemed to have provided its prior written consent to the taking of such action.

Section 6.2. Trust Account. SPAC has established the Trust Account from the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the SPAC Public Stockholders and certain parties (including the underwriters of the IPO). Prior to the Closing, SPAC shall disburse monies from the Trust Account only (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem SPAC Common Stock in accordance with the provisions of SPAC’s Organizational Documents.

Section 6.3. Insider Letter Agreement. SPAC shall ensure that the Insider Letter Agreement shall remain in full force and effect, and that the Insiders shall vote in favor of this Agreement and the Merger and the other SPAC Proposals in accordance with the terms thereof.

Section 6.4. SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 6.5. Section 16 Matters. Prior to the Closing, the board of directors of each of Pubco and SPAC, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Pubco following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 6.6. Notice of Changes. SPAC shall give prompt written notice to the Company of (a) any representation or warranty made by SPAC contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (b) any breach of any covenant or agreement of SPAC contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a SPAC Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Section 6.7. Access to Information. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide to the Company and its authorized Representatives reasonable access (which access will be under the supervision of SPAC’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of SPAC during normal business hours (in a manner so as to not interfere with the normal business operations of SPAC) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of SPAC to reasonably cooperate with the Company in its investigation of SPAC; provided that no investigation pursuant to this Section 6.7 shall affect any representation or warranty given by SPAC. All of such information shall be treated as confidential information pursuant to Section 7.10 of this Agreement. Notwithstanding anything herein to the contrary, the Company shall not, without the prior written consent of SPAC, make inquiries of Persons having business relationships with SPAC regarding SPAC or such business relationships.

Section 6.8. Nasdaq Listing. From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq and commercially reasonable efforts to ensure there is a sufficient number of round lot holders of the SPAC Public Shares under the Nasdaq rules after giving effect to all redemptions of SPAC Public Shares and immediately prior to the Closing. The SPAC and the Company will cooperate with one another and use their respective reasonable best efforts to cause, pursuant to applicable Law and the rules and regulations of the Nasdaq, (i) the delisting of the SPAC Securities from the Nasdaq as promptly as practicable after the Effective Time, and (ii) the deregistration of the SPAC Securities pursuant to the Exchange Act as promptly as practicable after such delisting. SPAC will cooperate with Pubco as reasonably requested by Pubco with respect to the Nasdaq listing application and promptly furnish to Pubco all information concerning SPAC and its stockholders that may be required or reasonably requested in connection with any action contemplated by this section.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING

Section 7.1. No Shop. From the date hereof through the earlier of (a) the Closing Date, and (b) the date that this Agreement is properly terminated in accordance with Article IX, neither Pubco or the Company, on the one hand, nor the SPAC, on the other hand, shall, and such Persons shall use commercially reasonable efforts to cause each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction (including, without limitation, providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to the Company or SPAC or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). The Company and SPAC shall keep the other Party informed on a reasonably current basis (and in any event at least daily) of material developments with respect to any such Alternative Proposal. From and after the date hereof, the Company, on the one hand, and SPAC, on the other hand, shall, instruct their officers and directors to, and such parties shall instruct and cause its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction.

Section 7.2. Efforts to Consummate the Transactions.

(a) Subject to the terms and conditions herein provided, each of SPAC, Pubco, Company Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger (including the satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Without limiting the foregoing, Pubco will take all action necessary to cause Company Merger Sub to perform its obligations under this Agreement. Each of SPAC, Pubco, Company Merger Sub and the Company shall use reasonable best efforts to obtain consents of any Governmental Authority necessary to consummate the Transactions, including to make all filings contemplated under the HSR Act as promptly as practicable and, in any event, shall each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Days after the date of this Agreement. The parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act.

(b) Without limiting the foregoing, the Parties agree to use reasonable best efforts to (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the this Agreement or the Transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided that such material may (a) be redacted as necessary (I) to comply with contractual arrangements, (II) to address legal privilege concerns, or (III) to remove references concerning the valuation of the parties or (b) be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (5) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority.

(c) In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, SPAC, Pubco, Company Merger Sub and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.

(d) Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, SPAC, Pubco, Company Merger Sub or the Company or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of SPAC, Pubco, Company Merger Sub or the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

(e) The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 7.2(e). The Company shall keep SPAC apprised of its efforts undertaken by reason of this Section 7.2(e) and the results of such efforts including by giving SPAC copies of consents obtained and notices provided.

Section 7.3. PIPE Financing.

(a) The parties agree that from the date hereof through November 15, 2022 (the “PIPE Completion Date”), Pubco, with the assistance of SPAC and its Affiliates, shall use commercially reasonable best efforts to deliver to the Company and SPAC true, correct and complete copies of each fully executed subscription agreements with investors relating to a purchase of Pubco Class A Ordinary Shares through a private placement (collectively, the “PIPE Agreements”), in each case on terms consented by SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), pursuant to which the aggregate amount of investment is no less than $100,000,000 at the Closing (the “PIPE Financing”).

(b) Unless otherwise consented in writing by SPAC (which consent will not be unreasonably withheld, conditioned or delayed), Pubco shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Agreements in any material respect. Pubco and the Company shall use their commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Agreements, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Agreements.

Section 7.4. Cooperation with Proxy Statement; Other Filings.

(a) As soon as reasonably practicable following the date of this Agreement, (1) the SPAC shall prepare (with the Company’s reasonable cooperation) and cause to be furnished to the SEC a proxy statement to be sent or otherwise made available to the SPAC Stockholders relating to the SPAC Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); and (2) the Company shall prepare (with the SPAC’s reasonable cooperation) and cause to be filed with the SEC (i) the Form F-4 (the “Form F-4”) relating to the registration of the offer and sale of Pubco Class A Ordinary Shares to be issued in connection with the Transactions, in which the Proxy Statement will be included, and (ii) the Form 8-A (the “Form 8-A”) in connection with the registration under the Exchange Act of the Pubco Class A Ordinary Shares contemplated pursuant to the Merger (other than the Pubco Class A Ordinary Shares to be issued in connection with the PIPE Financing). The Company and the SPAC shall use their respective reasonable best efforts to have the Form F-4 declared under the Securities Act and the Form 8-A declared effective under the Exchange Act as soon as reasonably practicable after such filing. Each of the SPAC and the Company shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, the Form 8-A, and Proxy Statement, and the Form F-4, the Form 8-A and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the SPAC and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form F-4, the Form 8-A or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form F-4, the Form 8-A or the Proxy Statement, as applicable. Each of the SPAC and the Company shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the SEC with respect to the Form F-4, the Form 8-A or Proxy Statement. Notwithstanding the foregoing, prior to filing or causing to be filed the Form F-4, the Form 8-A or the Proxy Statement (or any amendment or supplement thereto) to the SEC and making it available to the shareholders of the SPAC or responding to any comments of the SEC with respect thereto, each of the SPAC and the Company shall (A) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (B) consider in good faith all comments reasonably proposed by the other. Each of the SPAC and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4 and the Form 8-A, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the SPAC and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act or any applicable non-U.S. or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration. The Company shall use its reasonable best efforts to keep the Form F-4 and the Form 8-A effective as long as necessary to consummate the Merger and the other Transactions.

(b) As soon as practicable following the date on which all comments to the Form F-4/Proxy Statement is declared effective by the SEC (the “Form F-4 Effective Date”), SPAC shall distribute the Proxy Statement to the SPAC Stockholders and, pursuant thereto, shall call a SPAC Stockholder Meeting in accordance with its Organizational Documents and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Merger and the approval of the other matters presented to SPAC Stockholders for approval or adoption at SPAC Stockholder Meeting, including, without limitation, (i) SPAC Proposals (as hereinafter defined), and (ii) provide its stockholders the opportunity to elect to effect a redemption as contemplated in Section 7.4(g) below. The prospectus included in the Form F-4 shall be distributed to the Company Stockholders in connection with the solicitation of the Requisite Company Vote.

(c) The SPAC, on the one hand, and the Company, on the other hand, covenant that none of the information supplied or to be supplied by the Company or the SPAC, as applicable, for inclusion or incorporation by reference in (i) the Form F-4 or the Form 8-A will, at the time the such filing or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the SPAC Stockholders or at the time of the SPAC Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Form 8-A will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, it being understood that no covenant is made by the Company or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the SPAC for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the SPAC with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company or Merger Sub for inclusion or incorporation by reference therein.

(d) If prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4 or the Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4 or the Form 8-A, then the Company shall promptly notify the SPAC of such event, and the Company and the SPAC shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4 or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the SPAC’s shareholders.

(e) If prior to the Effective Time, any event occurs with respect to the SPAC or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the SPAC for inclusion in the Proxy Statement, the Form F-4 or the Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4 or the Form 8-A, then the SPAC shall promptly notify the Company of such event, and the SPAC and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4 or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the SPAC’s shareholders.

(f) In the Proxy Statement, SPAC shall seek, in accordance with SPAC’s Organizational Documents and applicable securities Laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, from the holders of SPAC Common Stock, approval of certain proposals, including (i) approval of this Agreement and the Merger; (ii) approval to adjourn the SPAC Stockholder Meeting, if necessary; and (iii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger and the other transactions contemplated by this Agreement (the proposals set forth in the forgoing clauses (i) through (iii) are referred to as the “SPAC Proposals”).

(g) Each of Pubco and SPAC shall use its reasonable best efforts to cause the Form F-4/Proxy Statement to “clear” comments from the SEC and the Form F-4 to become effective as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement, SPAC shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to the SPAC Public Stockholders to redeem all or a portion of their SPAC Public Shares, up to that number of SPAC Public Shares that would permit SPAC to maintain net tangible assets of at least $5,000,001, all in accordance with and as required by SPAC’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Redemption Offer”). In accordance with SPAC’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of SPAC Public Shares held by SPAC Public Stockholders who have elected to redeem such SPAC Public Shares (the “SPAC Share Redemption”).

(h) SPAC shall extend the Redemption Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Redemption Offer, and pursuant to SPAC’s Organizational Documents. Nothing in this Section 7.4(h) shall (i) impose any obligation on SPAC to extend the Redemption Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of SPAC to terminate this Agreement in accordance with ARTICLE IX.

(i) Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, SPAC may make any public filing with respect to the Merger to the extent required by applicable Law; provided, however, SPAC (i) shall permit the Company and its counsel to review and comment on any such filing and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file any such filing or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

Section 7.5. Stockholder Vote; Recommendation of SPAC’s Board of Directors. SPAC, through SPAC Board, shall recommend that SPAC Stockholders vote in favor of adopting and approving all SPAC Proposals, and SPAC shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with ARTICLE IX, except as otherwise required by applicable Law, neither the SPAC Board nor any committee or agent or Sponsor thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the SPAC Board’s recommendation in favor of the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the SPAC to execute or enter into, any agreement related to an Alternative Proposal, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the SPAC to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Proposal, (vi) fail to re-affirm the aforementioned SPAC Board recommendation of the Merger at the written request of the Company within five (5) Business Days, or (vii) resolve or agree to do any of the foregoing.

Section 7.6. SPAC Stockholder Meeting. SPAC shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the SPAC Stockholders to consider and vote on SPAC Proposals at the SPAC Stockholder Meeting. SPAC Stockholder Meeting shall be held as promptly as practicable, in accordance with applicable Law and SPAC’s Organizational Documents, after the Form F-4 Effective Date, provided that SPAC may postpone or adjourn the SPAC Stockholder Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination the SPAC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the SPAC Proposals. Notwithstanding anything to the contrary contained herein, if on the date of the SPAC Stockholder Meeting, or a date preceding the date on which the SPAC Stockholder Meeting is scheduled, SPAC reasonably believes that (i) it will not receive proxies sufficient to obtain the applicable SPAC Required Vote for each SPAC Proposal, whether or not a quorum would be present or (ii) it will not have sufficient SPAC Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, SPAC may postpone or adjourn, or make one or more successive postponements or adjournments of, the SPAC Stockholder Meeting in compliance with the DGCL and SPAC’s Certificate of Incorporation, as long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments. The SPAC’s obligation to call, give notice of and hold the SPAC Stockholder Meeting in accordance with Section 7.6 shall not be limited or otherwise affected by any breach by the SPAC of Section 7.5.

Section 7.7. Form 8-K; Form 6-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, but no later than four (4) Business Days thereafter, SPAC will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two (2) Business Days before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to SPAC and the Company.

(b) Prior to the Closing, SPAC and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, Pubco shall distribute the Closing Press Release and, as soon as practicable thereafter, file a Current Report on Form 6-K with the SEC.

Section 7.8. Tax Matters.

(a) Each of Pubco, SPAC, Surviving Corporation, Company Merger Sub and the Company shall use its respective reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of Pubco, SPAC, Surviving Corporation, Company Merger Sub and the Company shall file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Following the Closing Date, the Company shall, or shall cause SPAC to, comply with the Tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6), to the extent permitted under applicable Law. In the event the SEC requests or requires tax opinions, SPAC shall use reasonable best efforts to cause Loeb & Loeb LLP or another advisor to deliver such opinions, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. The covenants contained in this Section 7.8(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b) Each of the parties hereto agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof the Company, in its sole discretion, determines that the Transaction is not reasonably expected to qualify for the Intended Tax Treatment, the parties shall use their commercially reasonable best efforts to restructure the Transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify for a mutually preferred tax treatment.

(c) The Company acknowledges that any SPAC Stockholder who owns five percent (5%) or more of Pubco Ordinary Shares immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, the Company shall (i) use reasonable efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

(d) Other than Transfer Taxes imposed under applicable Law on a SPAC Stockholder or SPAC Rights Holder, any Transfer Taxes incurred in connection with the Transactions shall be borne by the Company. The Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 7.8). Any costs and expenses incurred in connection with the filing of any Tax Return with respect to Transfer Taxes borne by the Company shall be borne by the Company.

Section 7.9. Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any of the other Transaction Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of SPAC and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by SPAC or Representative thereof or would otherwise constitute an SPAC Liability or (y) any non-monetary, injunctive, equitable or similar relief against SPAC or (C) contains an admission of wrongdoing or Liability by SPAC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall SPAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 7.10. Confidentiality. Except as necessary to complete the Form F-4, Proxy Statement and Form 8-A, Pubco, the Company and Company Merger Sub, on the one hand, and SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Form F-4, Proxy Statement and Form 8-A.

Section 7.11. New Equity Investments Use of Proceeds. Pubco and the Company hereby agrees that the proceeds from any New Equity Investments shall be used solely for the purpose of satisfying the Liabilities of the Company including Company Indebtedness and settlement of Proceedings, or for expenses related to the launch of the Qiantu K20 model.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) There shall not be any Proceeding pending by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Order or Law in effect that restrains, enjoins, prevents, prohibits or make illegal the consummation of the Merger;

(b) The Merger shall have been approved by the applicable SPAC Required Vote in accordance with the provisions of SPAC’s Organizational Documents and the DGCL;

(c) The Requisite Stockholder Approval shall have been obtained;

(d) The Form F-4 and the Form 8-A shall have been declared effective by the SEC under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the transactions under the HSR Act shall have expired or been terminated;

(f) The Pubco Ordinary Shares (including the Pubco Class A Ordinary Shares to be issued in connection with the Merger) shall have been approved for listing on Nasdaq following Closing, subject to any requirement to have a sufficient number of round lot holders of the Pubco Ordinary Shares, and the outstanding Pubco Ordinary Shares held by Pubco Shareholders shall be listed on such exchange on the Closing Date;

(g) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained; and

(h) The Redemption Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

Section 8.2. Conditions to Obligations of SPAC. The obligations of SPAC to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The Fundamental Representations (other than Section 3.5(a)) set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except the Fundamental Representations (other than Section 3.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time. Section 3.5(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (i) for the portions of Section 3.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 3.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of the Company valued at less than $100,000. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing Date except (i) for representations and warranties that speak as of a specific date or time, which need be true and correct only as of such date or time and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) that, in the aggregate, would not have a Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) There shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) SPAC shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth Section 8.2(a), Section 8.2(b) and Section 8.2(c);

(e) The Reorganization shall have been consummated;

(f) PIPE Financing shall have been consummated;

(g) The Company shall have executed and delivered to SPAC a copy of each Transaction Document to which it is a party;

(h) Each Company Lock-Up Shareholder shall have executed and delivered to SPAC the Company Lock-up Agreement in accordance with Section 5.5;

(i) SPAC shall have received a certificate, signed by an officer of Pubco, certifying that true, complete and correct copies of the Organizational Documents of Pubco, the Company and Company Merger Sub, as in effect on the Closing Date, are attached to such certificate;

(j) SPAC shall have received a certificate, signed by an officer of Pubco, certifying that true, complete and correct copies of the resolutions of the directors of Pubco, the Company and Company Merger Sub authorizing the execution and delivery of this Agreement and the other Transaction Documents to which such entity is a party and performance by each of Pubco, Company and Company Merger Sub, as applicable, of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and

(k) Each of Pubco and Company Merger Sub shall have delivered to SPAC a certificate of good standing from their respective applicable jurisdictions of incorporation.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by SPAC.

Section 8.3. Conditions to Obligation of the Company, Pubco and Company Merger Sub. The obligation of the Company, Pubco and Company Merger Sub and their respective stockholders to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of SPAC (other than Section 4.5(a)) set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except for (i) representations and warranties (other than Section 4.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of the representations and warranties of SPAC set forth in ARTICLE IV that, in the aggregate, would not have a Material Adverse Effect. Section 4.5(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (i) for the portions of Section 4.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 4.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of SPAC valued at less than $100,000.

(b) SPAC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) There shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(d) The Company and Pubco shall have received a certificate, signed by the chief executive officer or chief financial officer of SPAC, certifying as to the matters set forth Section 8.3(a), Section 8.3(b) and Section 8.3(c);

(e) SPAC shall have executed and delivered to the Company and Pubco a copy of each Transaction Documents to which it is a party;

(f) SPAC shall have delivered to the Company a certificate, signed by an officer of the Company, certifying true, complete and correct copies of (i) the resolutions duly adopted by the applicable SPAC Required Vote at the SPAC Stockholder Meeting approving the Merger and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents; (ii) certified copies of the resolutions duly adopted by SPAC’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and performance by SPAC of the Transactions, including the Merger, each having been duly and validly adopted and being in full force and effect as of the Closing Date; and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (X) all officers of SPAC and (Y) all persons serving as directors of SPAC immediately prior to the Closing;

(g) SPAC shall have delivered to the Company a certificate, signed by an officer of SPAC, certifying that true, complete and correct copies of the Organizational Documents of SPAC, as in effect on the Closing Date, are attached to such certificate;

(h) SPAC shall have delivered to the Company and Pubco certificates of good standing with respect to SPAC from the State of Delaware;

(i) SPAC and the SPAC Stockholders shall have entered into a registration rights agreement in substantially the form attached hereto as Exhibit F;

(j) Pubco shall have received the resignation letters of each of the directors and each of the officers of SPAC;

(k) Each of the SPAC Proposals described in Section 7.4(f) have been approved by the applicable SPAC Required Vote in accordance with the provisions of SPAC’s Organizational Documents and the DGCL; and

(l) After giving effect to all redemptions of SPAC Public Shares, SPAC shall have net tangible assets of at least $5,000,001 immediately prior to the Merger.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by Company, Pubco and the Company Merger Sub.

Section 8.4. Frustration of Conditions. None of Pubco, SPAC, the Company or Company Merger Sub may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and SPAC duly authorized by each of their respective boards of directors;

(b) by SPAC, if any of the representations or warranties of Pubco or the Company set forth in ARTICLE III will not be true and correct, or if Pubco, the Company or Company Merger Sub has failed to perform any covenant or agreement on the part of Pubco, the Company or Company Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.2(a) or Section 8.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by SPAC) by the earlier of (i) the Outside Date or (ii) thirty (30) days after written notice thereof is delivered to the Company; provided, that the SPAC is not then in breach of this Agreement so as to cause any condition to the Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied at or prior to the Outside Date;

(c) by the Company, if any of the representations or warranties of SPAC set forth in ARTICLE IV shall not be true and correct or if either SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) thirty (30) days after written notice thereof is delivered to SPAC; provided that the Company or Merger Sub is not then in breach of this Agreement so as to cause any condition to the Closing set forth in either Section 8.3(a) or Section 8.3(b) to not be satisfied at or prior to the Outside Date;

(d) by either the Company or SPAC:

(i) on or after November 15, 2022 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided that the Outside Date shall be extended to May 15, 2023, subject to approval of an amendment to the Organizational Documents of SPAC to extend the date by which the SPAC may complete a business combination, (x) if on five (5) Business Days prior to January 2, 2023, the Merger is not reasonably expected to be consummated on January 2, 2023, the Company shall deposit to a bank account designated by SPAC by wire transfer of immediately available funds an amount that equals to one percent (1%) multiplied by the amount of cash then available in the Trust Account, and (y) if on five (5) Business Days prior to April 2, 2023, the Merger is not reasonably expected to be consummated on April 2, 2023, the Company shall deposit to a bank account designated by SPAC by wire transfer of immediately available funds an amount that equals to one percent (1%) multiplied by the amount of cash then available in the Trust Account; provided, further, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 8.1 shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by the Company, if any of the SPAC Proposals shall fail to receive the applicable SPAC Required Vote for approval at the SPAC Stockholder Meeting (unless such SPAC Stockholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(f) by SPAC, if the Requisite Stockholder Approval shall not have been obtained within ten (10) Business Days of the delivery to the Company Stockholders of the prospectus that is part of the Form F-4;

(g) by SPAC, in the event that the Year End Financial Statements have not been delivered by June 30, 2022; and

(h) by SPAC, in the event that the PIPE Financing has not been entered into by the PIPE Completion Date.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void. In the event of the termination of this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder (other than this Section 9.2 and ARTICLE X, which will survive the termination of this Agreement) will terminate without any Liability of any Party to any other Party; provided that no termination will relieve a Party from any Liability arising from or relating to any act of intentional misrepresentation, fraud or Willful Breach of this Agreement or any Transaction Documents.

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment or Supplement. This Agreement may only be amended or supplemented by written agreement signed by each of the Parties.

Section 10.2. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by SPAC, Pubco, the Company or Company Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.

Section 10.4. Expenses. Except as otherwise expressly set forth in this Agreement, if the Closing does not occur, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses; provided that all fees and expenses incurred by either Party that remain unpaid prior to the Closing will be paid at the Closing (i) first from the funds remaining in the Trust Account following the satisfaction of redemptions of any SPAC Public Shares pursuant to the Redemption Offer, and (ii) if, and only if, the cash sources contemplated by the preceding subclause (i) are insufficient to satisfy such fees and expenses, from either cash on hand or proceeds from the PIPE Financing. For the avoidance of doubt, upon the Closing, all funds remaining in the Trust Account following the satisfaction of redemptions of any SPAC Public Shares pursuant to the Redemption Offer and the payment of expenses as contemplated hereunder shall be made available to the Company for use in the conduct of its business (whether for working capital purposes or otherwise).

Section 10.5. Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 10.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer any rights upon any Person other than the Parties.

Section 10.7. Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of, or related to this Agreement, the Transactions or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 10.8. Specific Enforcement.

(a) The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 10.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

Section 10.9. Consent to Jurisdiction. The Parties agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of Delaware. Each of the Parties agrees that service of any process, summons, notice or document in the manner set forth in Section 10.10 hereof or in such other manner as may be permitted by Law, shall be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.9. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 10.10. Notices. Except as otherwise permitted by Section 2.1, Section 5.2 and Section 6.1, all notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; (c) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepared; or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 10.10):

If to SPAC:

Mountain Crest Acquisition Corp. IV
311 West 43rd Street, 12th Floor
New York, New York
Attention: Suying Liu
E-mail: sliu@mcacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

If to Pubco or Company Merger Sub:

CH AUTO Inc.
6th Floor, Building C, Shunke Building, Shunyi District

Beijing, China 101200
Attention: Zhengtong Li
E-mail: lizhengtong@ch-auto.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15/F, Jardine House, 1 Connaught Place,

Central, Hong Kong

Tel: +852 3972 4955
Attention: Weiheng Chen, Esq.; Jie Zhu, Esq.
E-mail: wchen@wsgr.com; jizhu@wsgr.com

If to the Company:

CH-AUTO TECHNOLOGY CORPORATION LTD. (北京长城华冠汽车科技股份有限公司)
6th Floor, Building C, Shunke Building, Shunyi District

Beijing, China 101200
Attention: Zhengtong Li
E-mail: lizhengtong@ch-auto.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15/F, Jardine House, 1 Connaught Place,

Central, Hong Kong

Tel: +852 3972 4955
Attention: Weiheng Chen, Esq.; Jie Zhu, Esq.
E-mail: wchen@wsgr.com; jizhu@wsgr.com

Section 10.11. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.12. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.13. Trust Account Waiver. Each of Pubco and the Company understands that SPAC has established the Trust Account for the benefit of the SPAC Public Stockholders and the underwriters of the IPO pursuant to the Trust Agreement and that SPAC may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement and the Organizational Documents of SPAC. For and in consideration of SPAC agreeing to enter into this Agreement, the Company and the Company Stockholders hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC. Notwithstanding anything herein to the contrary, (i) the Company, Pubco and Company Merger Sub or any of their respective Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, against assets or funds held outside of the Trust Account; provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account or any amounts contained therein, and (ii) nothing herein shall limit or prohibit the Company, Pubco, and Company Merger Sub or any of their respective Affiliates from pursuing a claim against SPAC for specific performance or other equitable relief. This Section 10.13 shall survive termination of this Agreement for any reason.

Section 10.14. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any (i) officer or director of such Person, (ii) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person), and (iii) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” mean any of the following transactions involving Pubco, the Company or SPAC (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a majority of the assets of such Person (other than sales of inventory or obsolete equipment in the Ordinary Course) or any class or series of the capital stock, membership interests or other equity interests of Pubco, the Company or SPAC in a single transaction or series of transactions (other than the PIPE Financing).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.

“Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York, mainland China, Hong Kong or the Cayman Islands are authorized or required by Law to be closed.

“Cash” means (i) cash or cash equivalents on hand or in the bank account of the Company (including deposits in transit and restricted cash) less outstanding checks or other pending payments, (ii) demand deposits, amounts held in money market funds or similar accounts of the Company and (iii) any highly liquid investments with original maturities of 90 days or less of the Company, in each case excluding cash, cash equivalents or investments attributable to funds held for the benefit or on behalf of any client or customer.

“Cayman Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands, as amended or re-enacted from time to time.

“Circular 37 Filing” means, with respect to an individual, filing the registration formalities with a bank pursuant to the provisions of the State Administration of Foreign Exchange on Overseas Investment and Financing or Round-trip Investment by Domestic Residents Through a Special Purpose Vehicle (Hui Fa [2014] No. 37) and obtaining a foreign exchange registration receipt stamped by a competent bank as designated by the State Administration of Foreign Exchange or its competent local branch in the PRC, in each case with respect to the overseas direct investment to be made by such individual.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Stock” means (i) the common stock of the Company, if the Company is a company limited by shares under the Laws of the PRC, or (ii) the equity interest in the Company corresponding to RMB 1 of the registered capital of the Company, if the Company is a limited liability company under the Laws of the PRC.

“Company Equity Valuation” means $1,250,000,000, plus the net proceeds from any New Equity Investment received by the Company or Pubco between the date of this Agreement and the Closing Date.

“Company Merger Consideration” means the sum of all Pubco Ordinary Shares receivable by the Pubco Reorganization Shareholders and Company Reorganization Stockholders pursuant to Section 2.1.

“Company Service Provider” means each current or former director, officer, employee or consultant or independent contractor of the Company (excluding attorneys, advisors, accountants and similar professionals).

“Company Stockholders” means the holders of Company Common Stock immediately prior to the Reorganization Closing.

“Company Transaction Expenses” means all costs, fees and expenses incurred by the Company at least two (2) Business Days prior to the Closing, including the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transactions, in each case, including any amounts payable to financial, tax, accounting and legal advisors, brokers or consultants.

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.

“Conversion Ratio” means a number resulting from dividing (i) the Company Equity Valuation by (ii) the product of (x) $10 and (y) the number of Company Common Stock and Pubco Ordinary Shares issued and outstanding on an as-converted and fully-diluted basis as of immediately prior to the Reorganization Closing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Disclosure Schedules” means the Disclosure Schedules delivered to SPAC on the date hereof.

“Environmental and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Standing), Section 3.2 (Authority; Enforceability), Section 3.3 (Consents; Required Approvals), Section 3.4 (Non-Contravention), Section 3.5(a)-(e) (Capitalization), Section 3.6 (Financial Statements), Section 3.7 (Liabilities), Section 3.17 (Litigations), and Section 3.26 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States or non-United States government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof, (iii) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iv) any official of any of the foregoing acting in such capacity.

“Hong Kong” means the Hong Kong Special Administrative Region.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act.

“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company (inclusive of any current portion thereof), (d) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and (e) any obligation of the type referred to in clauses (a) through (d) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing shall be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness shall not include any deferred revenue of the Company or any Taxes.

“Insiders” means SPAC’s Sponsor, officers, directors and any holder of SPAC Common Stock set forth on Schedule 10.14(b).

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto.; and (h) social media accounts, and all content contained therein.

“IP Contracts” means, collectively, any and all Contracts under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Owned Intellectual Property or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case excluding (A) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (B) any Contract related to Public Software, or (C) any Contract under which the Company licenses any of the Owned Intellectual Property in the Ordinary Course.

“IPO” means the initial public offering of SPAC pursuant to a prospectus dated June 29, 2021 (the “Prospectus”).

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means, (a) in the case of any Person other than the Company that is not an individual, with respect to any matter in question, the actual knowledge, after due inquiry, of such Person’s executive officers and (b) in the case of the Company, the actual knowledge, after due inquiry, of the persons set forth on Schedule 10.14(c).

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property of a third Person that is licensed to the Company.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, encumbrance, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.

“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).

“Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which the Company and the Company Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by SPAC or its Affiliates, (vii) actions or omissions taken by the Company or any of the Company Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of SPAC, (viii) the public announcement of the Transactions or the identity of SPAC or the Company in connection with the Transaction, (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (x) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (xi) the failure by the Company to take any action that is prohibited by this Agreement unless SPAC has consented in writing to the taking thereof, or (xii) any change or prospective change in the Company or any of its Subsidiaries credit ratings, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which the Company or its Subsidiaries conducts business.

“Merger Consideration” means the Company Merger Consideration and the SPAC Merger Consideration, as applicable.

“Nasdaq” means The Nasdaq Capital Market.

“New Equity Investment” means any purchase of newly issued equity securities of the Company or Pubco (including, but not limited to, any warrant, option, convertible bond, exchangeable bond or other instrument which could be transferred or converted to or entitled to purchase upon the exercise thereof the equity securities of the Company or Pubco) by any Person after the date of this Agreement but prior to the Reorganization Closing, other than in connection with the PIPE Financing.

“Net Debt” means, without duplication, (i) the Indebtedness and Liabilities of the Company related to the categories set forth on Schedule 10.14(d) minus (ii) the Cash of the Company.

“Net Debt Target” means $460 million.

“ODI Approvals” means, with respect to a Person, a filing receipt issued by the competent local branch of the National Development and Reform Committee of the PRC, an overseas investment certificate issued by the competent local branch of the Ministry of Commerce of the PRC, a foreign exchange registration receipt stamped by a competent bank as designated by the State Administration of Foreign Exchange or its competent local branch in the PRC, in each case with respect to the overseas direct investment to be made by such Person.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means in the ordinary course of business of the Person, consistent with past practice before the date hereof.

“Organizational Documents” means the certificate or articles of incorporation and bylaws of a Person, as in effect from time to time including any amendments thereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means only (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company as presently conducted; (e) title of a lessor under a capital or operating lease; (f) Liens arising under Indebtedness to be paid at Closing; (g) Liens imposed by applicable securities Laws; (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s Assets that are subject thereto; (i) rights of first refusal, rights of first offer, proxy, voting trusts, voting agreements or similar arrangements; and (j) Liens existing on the Closing Date and set forth on Schedule 10.14(e).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint stock company, joint venture, a trust or any other entity, including a Governmental Authority.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data, including the General Data Protection Regulation; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco Class A Ordinary Shares” means the Class A ordinary shares, par value $0.00001 per share, of Pubco, which shares shall entitle the holder thereof to one (1) vote per share, as provided for and fully described in the Pubco Charter.

“Pubco Class B Ordinary Shares” means the Class B ordinary shares, par value $0.00001 per share, of Pubco, which shares shall (i) be convertible into Pubco Class A Ordinary Shares on a one-to-one basis and (ii) entitle the holder thereof to fifteen (15) votes per share, as provided for and fully described in the Pubco Charter.

“Pubco Ordinary Shares” means the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

“Pubco Shareholders” means the holders of the Pubco Ordinary Shares.

“Public Software” means any software that (i) is made generally available to the public without requiring payment of fees or royalties, (ii) is generally considered to be “copyleft”, “open source” or “public software”, including software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the BSD License, the Sun Community Source License (SCSL) or Industry Source License (SISL), the Apache License or any license or distribution model similar to the foregoing, or (iii) requires as a condition of use, modification or distribution that any other software distributed therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.

“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“RMB” means Renminbi, the lawful currency of the PRC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.

“SPAC Board” means the board of directors of SPAC.

“SPAC Common Stock” means the shares of common stock, par value $0.0001 per share of SPAC.

“SPAC Financial Statements” means the audited financial statements of SPAC as of December 31, 2021.

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Transaction Expenses.

“SPAC Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of SPAC and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which SPAC and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by the Company or its Affiliates, (vii) actions or omissions taken by SPAC or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (viii) the public announcement of the Transactions or the identity of SPAC or the Company in connection with the Transaction, (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (x) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (xi) the failure by SPAC to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, or (xii) any change or prospective change in SPAC or any of its Subsidiaries credit ratings, shall not be taken into account in determining whether a “SPAC Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on SPAC and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which SPAC or its Subsidiaries conducts business.

“SPAC Merger Consideration” means the sum of all Pubco Class A Ordinary Shares receivable by SPAC Stockholders and SPAC Right Holders pursuant to Section 1.5.

“SPAC Public Shares” means the shares of SPAC Common Stock issued as a component of the SPAC Units.

“SPAC Public Stockholders” the stockholders of SPAC who purchased SPAC Units in the IPO.

“SPAC Right” means the right to receive one-tenth (1/10) of a share of SPAC Common Stock included as component of the SPAC Units.

“SPAC Right Holders” means the holders of SPAC Right.

“SPAC Securities” means, collectively, the SPAC Common Stock and SPAC Rights.

“SPAC Securities Holders” means the holders of SPAC Securities.

“SPAC Stockholder Meeting” means the meeting of the SPAC Stockholders to be called for the purpose of soliciting proxies from the SPAC Stockholders to, among other things, vote in favor of the adoption of this Agreement, the approval of the Merger and the SPAC Proposals.

“SPAC Stockholders” means the holders of the SPAC Common Stock.

“SPAC Transaction Expenses” means all costs, fees and expenses incurred by SPAC two (2) Business Days prior to the anticipated Closing Date in connection with the Transactions, including the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transactions, in each case, including any amounts payable to financial, tax, accounting and legal advisors, brokers or consultants.

“SPAC Unit” means a unit of SPAC comprised of (a) one share of SPAC Common Stock, and (b) one SPAC Right.

“Sponsor Stock Purchase Agreement” means the stock purchase agreement dated April 28, 2022 and entered between the Sponsor, Qiantu Motor USA Inc., and NextG Tech Limited, pursuant to which Qiantu Motor USA Inc. purchased 200,000 shares of SPAC Common Stock from the Sponsor for a purchase price of $3,000,000.

“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Support Agreements, the Company Lock-up Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transactions” refers collectively to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and the transactions contemplated thereby.

“Transfer Taxes” means all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, filing, real property transfer, registration and other similar Taxes, charges and fees (including any penalties and interest) incurred in connection with the Transactions.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the actual knowledge that the taking of such act or such failure to act would constitute or result in a breach of this Agreement or any Transaction Documents.

Section 10.15. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. The word “or” shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.16. Publicity. Except as required by any Governmental Authority or Law including any applicable securities Law or stock exchange rule, in which case the party making the announcement shall use commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or as contemplated by this Agreement, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

Section 10.17. Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing and (b) this Section 10.17.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MOUNTAIN CREST ACQUISITION CORP. IV

By:	/s/ Suyin Liu
	Name:	Suying Liu
	Title:	Chief Executive Officer

CH AUTO INC.

By:	/s/ Qun Lu
	Name:	Quan Lu
	Title:	Sole Director

CH-AUTO TECHNOLOGY CORPORATION LTD.

By:	/s/ Qun Lu
	Name:	Qun Lu
	Title:	Legal Representative

CH-AUTO MERGER SUB CORP.

By:	/s/ Qun Lu
	Name:	Qun Lu
	Title:	President

Schedule I

Reorganization

[Intentionally Omitted]

Schedule 1.9

Officers of Pubco

[Intentionally Omitted]

Schedule 2.1(c)

List of Holders of Pubco Class B Ordinary Shares

[Intentionally Omitted]

Schedule 4.5

SPAC Promissory Notes

 [Intentionally Omitted]

Schedule 5.2

Conduct of Business of the Company

[Intentionally Omitted]

Schedule 6.1(b)

Required Consents for Conduct of Business of SPAC

[Intentionally Omitted]

Schedule 7.2(e)

Approvals

[Intentionally Omitted]

Schedule 10.14(b)

Insiders

[Intentionally Omitted]

Schedule 10.14(c)

Specified Persons of the Company

[Intentionally Omitted]

Schedule 10.14(d)

Net Debt Calculation

[Intentionally Omitted]

Schedule 10.14(e)

Specified Permitted Liens

[Intentionally Omitted]

86